INVESTOR CONTACT: Jess Blomberg ir@hormel.com	MEDIA CONTACT: Media Relations media@hormel.com
HORMEL FOODS REPORTS FIRST QUARTER FISCAL 2025 RESULTS

Strength of Value-Added Portfolio Results in Solid Top-Line Performance

Company Reaffirms Fiscal 2025 Net Sales and Adjusted Diluted Earnings Per Share Expectations

AUSTIN, Minn. (Feb. 27, 2025) – Hormel Foods Corporation (NYSE: HRL), a Fortune 500 global branded food company, today reported results for the first quarter of fiscal 2025, which ended January 26, 2025. All comparisons are to the comparable period of fiscal 2024, unless otherwise noted.

EXECUTIVE SUMMARY — FIRST QUARTER

•Net sales of $2.99 billion; organic net sales1 up 1%
•Operating income of $228 million; adjusted operating income1 of $254 million
•Operating margin of 7.6%; adjusted operating margin1 of 8.5%
•Earnings before income taxes of $218 million; adjusted earnings before income taxes1 of $244 million
•Effective tax rate of 21.8%
•Diluted earnings per share of $0.31; adjusted diluted earnings per share1 of $0.35
•Cash flow from operations of $309 million

EXECUTIVE COMMENTARY

“We achieved solid top-line results and are on-track to deliver on our 2025 expectations,” said Jim Snee, president and chief executive officer. “We made great progress against our key priorities and are confident in our ability to drive long-term, sustainable earnings growth.”

“Our value-added portfolio is strong and performing well, evidenced by our solid top-line performance in the first quarter and our leadership positions in the marketplace,” said Snee. “In Retail, flagship and rising brands such as SPAM®, Applegate®, Hormel® Black Label®, and Jennie-O® grew volume while gaining share in their respective categories.2 In Foodservice, we achieved broad-based growth across numerous categories, most notably in our premium offerings. Finally, the International segment benefited from the growth of our global brands and innovative products in the China market.”

“We are pleased with the significant, sequential market recovery3 the Planters® business delivered in the first quarter and expect continued improvements from the brand. However, as anticipated, the first quarter was pressured as we continued to recover from the snack nuts supply disruption and lapped a full year of whole bird turkey market compression,” said Snee. “We remain on track to deliver our fiscal 2025 expectations, including the execution of our Transform and Modernize (T&M) initiative, as we continue to position our business for long-term success.”

FISCAL 2025 OUTLOOK

For fiscal year 2025, the Company is:
•Reaffirming its organic net sales1 growth outlook of 1% to 3%
•Updating its diluted earnings per share expectations to $1.49 to $1.63 (previously $1.51 to $1.65) solely to account for the $0.02 loss on the sale of a non-core sow operation in the first quarter
•Reaffirming its adjusted diluted earnings per share1 expectations of $1.58 to $1.72
•Expecting year over year benefits from the T&M initiative in the range of $100 million to $150 million

Fiscal 2025 Outlook
Net Sales	$11.9 - $12.2 billion
Diluted Earnings per Share	$1.49 - $1.63
Adj. Diluted Earnings per Share[1]	$1.58 - $1.72

PROGRESS EXECUTING STRATEGIC PRIORITIES – Q1 HIGHLIGHTS

Drive focus and growth in our Retail business
•The SPAM® brand continued to attract new households and increase its relevance among younger consumers4 by opening new avenues of product usage. Key successes during the quarter included the brand's SIZZLE campaign, on-trend flavors such as Korean BBQ and Gochujang, and strategic customer partnerships, including the rollout of SPAM® Norimaki in national retail chain sushi sections.
•We experienced continued success in our breakfast sausage business,2 supported by the launch of two new Applegate® frozen convenient breakfast platforms: breakfast sandwiches and pancake & sausage sticks. Our innovative and consumer-focused approach has fueled a growth model for the Applegate® business, driving volume and dollar growth2 across categories.
•Wholly® guacamole experienced another quarter of strong momentum with volume and dollar growth, bolstered by distribution gains.2

Expand leadership in Foodservice
•Premium prepared proteins achieved a fifth consecutive quarter of double-digit net sales growth,5 as operators continued to crave innovative protein options.
•We again delivered a strong quarter of organic volume1 and net sales growth,5 led by Jennie-O® turkey items, Hormel® Fire Braised™ meats, Café H® globally inspired proteins and Cure 81® ham.

Aggressively develop our global presence
•In China, we are significantly expanding our geographical distribution5 and have enhanced our meat snacking portfolio with the introduction of pork bites, further solidifying our presence in the global meat snacking market.
•We continued to leverage our relationship with Garudafood to drive our snacking efforts into new channels in Mexico and China and have plans for further expansion into new markets.

Execute our enterprise entertaining & snacking vision
•The first quarter launch of our Here For The Snacks campaign for the Big Game marked a significant milestone for our entertaining and snacking vision, as it integrated multiple snacking brands into a multi-channel marketing initiative. The scale achieved from combining Planters®, Hormel® pepperoni, Hormel Gatherings®, Herdez®, Wholly®, and Hormel® chili into a single campaign allowed for impressive display support at key retailers and showcased the synergies among brands in our portfolio.
•The Planters® brand embraced the holiday spirit with limited edition flavors: Butter Cinnamon Pecans, Brittle Nut Medley, Holiday Nut Crunch, Winter Spiced Mix and the all-new Toasted Marshmallow Hot Chocolate Cashews. These flavors brought a younger and highly incremental consumer to the snack nuts category.6

Continue to transform & modernize our Company
•We made further progress across all pillars of our T&M initiative. Notably, in the Move pillar, preparations are under way for the opening of our new distribution center in the Memphis, Tennessee metro-area, which is designed to enhance inventory flow and increase distribution capacity.
•We divested the Company's last owned sow farm operation, demonstrating our commitment to reduce commodity exposure and simplify our portfolio.
•We are proud to have again supported our communities through hunger relief initiatives. This holiday season, we donated over 30,000 turkeys,5 ensuring more families could share a meal and celebrate the season.

SEGMENT HIGHLIGHTS – FIRST QUARTER

Retail
•Volume down 4%
•Net sales down 1%
•Segment profit down 20%

Collectively, flagship and rising brands delivered growth relative to last year, led by the SPAM® brand, Applegate® natural and organic meats, Hormel® Black Label® bacon, Jennie-O® ground turkey, Wholly® guacamole, and Hormel® pepperoni. As anticipated, lower sales of snack nuts due to impacts from the production disruption at the Suffolk facility was a primary driver of year-over-year net sales declines. Segment profit declined compared to last year, as benefits from the T&M initiative and margin growth from the Emerging Brands and Convenient Meals & Proteins verticals partially mitigated the impact from lower sales and higher raw material costs within the Snacking & Entertaining vertical, higher input costs, and unfavorable whole turkey dynamics.

Foodservice
•Volume down 5%; organic volume1 up 2%
•Net sales up 2%; organic net sales1 up 5%
•Segment profit down 8%

The Foodservice segment continues to benefit from a large portfolio of solutions-based products, a direct-selling organization, and a diverse channel presence. Organic volume1 and net sales growth in the first quarter were primarily driven by strong performance across the premium prepared proteins, turkey, premium bacon, and breakfast sausage categories. Notable products such as branded Jennie-O® turkey items, Hormel® Fire Braised™ meats, Café H® globally inspired proteins, and Cure 81® ham delivered strong volume and net sales growth. Segment profit decreased for the first quarter of fiscal 2025 as higher sales were offset by margin pressures, primarily in non-core businesses.

International
•Volume down 7%
•Net sales down 2%
•Segment profit up 4%

Strong volume and net sales growth in China and growth in exports such as SPAM® luncheon meat, Skippy® peanut butter, and fresh pork were more than offset by softness in Brazil and lower commodity turkey exports. The China business benefited from a continued focus on new customers and product offerings, which drove sales momentum within the foodservice channel. Within the China retail channel, the team deployed successful initiatives to gain new distribution, launch profitable innovation and increase promotional activity to offset consumer challenges. Strong shipments of the SPAM® family of products to the Philippines market was the largest contribution to export growth. Segment profit increased in the first quarter of fiscal 2025 as improved export margins and growth in China were partially offset by softness in Brazil and lower equity in earnings.

SELECTED FINANCIAL DETAILS – FIRST QUARTER FISCAL 2025
•Advertising investments were $43 million, compared to $44 million last year. The increased investment for the Here For The Snacks campaign was offset by lower investment for the Planters® brand. The Company expects full-year advertising expense to increase compared to the prior year.

•The effective tax rate was 21.8%, compared to 23.4% last year, primarily due to the purchase of federal transferable energy credits in the current year. The effective tax rate for fiscal 2025 is expected to be between 22.0% and 23.0%.

•Capital expenditures were $72 million, compared to $47 million last year. The largest projects in the quarter were related to capacity expansions for Hormel® Fire Braised™ products and Applegate® products. The Company's target for capital expenditures in fiscal 2025 is $275 million to $300 million.

•Depreciation and amortization expense was $66 million, compared to $64 million last year. The full-year expense for fiscal 2025 is expected to be approximately $265 million.

•The Company returned approximately $155 million to stockholders during the quarter through dividends.

PRESENTATION
A conference call will be webcast at 8:30 a.m. CT on Feb. 27, 2025. Access is available at www.hormelfoods.com by clicking on "Investors." The call will also be available via telephone by dialing 800-549-8228 (toll-free) or 646-564-2877 (international) and providing the conference ID 00097. An audio replay is available at www.hormelfoods.com. The webcast replay will be available at noon CT, Feb. 27, 2025, and will remain on the website for one year.

ABOUT HORMEL FOODS - Inspired People. Inspired Food.™
Hormel Foods Corporation, based in Austin, Minnesota, is a global branded food company with approximately $12 billion in annual revenue across more than 80 countries worldwide. Its brands include Planters®, Skippy®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin’s®, Wholly®, Hormel® Black Label®, Columbus®, Jennie-O® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of the best companies to work for by U.S. News & World Report, one of America’s most responsible companies by Newsweek, recognized by TIME magazine as one of the World’s Best Companies and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The company lives by its purpose statement — Inspired People. Inspired Food.™ — to bring some of the world’s most trusted and iconic brands to tables across the globe. For more information, visit hormelfoods.com.

FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking” information within the meaning of the federal securities laws. The “forward-looking” information may include statements concerning the Company’s outlook for the future as well as other statements of beliefs, future plans, strategies, or anticipated events and similar expressions concerning matters that are not historical facts. Words or phrases such as “should result,” “believe,” “intend,” “plan,” “are expected to,” “targeted,” “will continue,” “will approximate,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those anticipated or projected, which factors include, but are not limited to, risks related to the deterioration of economic conditions; risks associated with acquisitions, joint ventures, equity investments, and divestitures; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; the risk of disruption of operations, including at owned facilities, co-manufacturers, suppliers, logistics providers, customers, or other third-party service providers; the risk that the Company may fail to realize anticipated cost savings or operating profit improvements associated with strategic initiatives, including the Transform and Modernize initiative; risk of loss of a significant contract or unfavorable changes in the Company’s relationships with significant customers; risk of the Company’s inability to protect information technology (IT) systems against, or effectively respond to, cyber attacks, security breaches or other IT interruptions, against or involving the Company’s IT systems or those of others with whom it does business; risk of the Company’s failure to timely replace legacy technologies; deterioration of labor relations or labor availability or increases to labor costs; general risks of the food industry, including those related to food safety, such as costs resulting from food contamination, product recalls, the remediation of food safety events at its facilities, including the production disruption at the Suffolk, Virginia, facility, or outbreaks of disease among livestock and poultry flocks; fluctuations in commodity prices and availability of raw materials and other inputs; fluctuations in market demand for the Company’s products, including due to private label products and lower-priced alternatives; risks related to the Company’s ability to respond to changing consumer preferences, diets and eating patterns, and the success of innovation and marketing investments; damage to the Company’s reputation or brand image; risks associated with climate change, or legal, regulatory, or market measures to address climate change; risks of litigation; potential sanctions and compliance costs arising from government regulation; compliance with stringent environmental regulations and potential environmental litigation; and risks arising from the Company’s foreign operations, including geopolitical risk, exchange rate risk, legal, tax, and regulatory risk, and risks associated with tariffs. Please refer to the cautionary statements regarding “Risk Factors” and “Forward-Looking Statements” that appear in our most recent Annual Report on Form 10-K and Quarterly reports on Form 10-Q, which can be accessed at www.hormelfoods.com in the “Investors” section, for additional information. In making these statements, the Company is not undertaking, and specifically declines to undertake, any obligation to address or update each or any factor in future filings or communications regarding the Company’s business or results, and is not undertaking to address how any of these factors may have caused changes to discussions or information contained in previous filings or communications.

Though the Company has attempted to list comprehensively these important cautionary risk factors, the Company wishes to caution investors and others that other factors may in the future prove to be important in affecting the Company’s business or results of operations. The Company cautions readers not to place undue reliance on forward-looking statements, which represent current views as of the date made.

Note: Due to rounding, numbers presented throughout this press release may not sum precisely to the totals provided, and percentages may not precisely reflect the absolute figures.

END NOTES
1Non-GAAP measure. Organic volume and organic net sales exclude the impact of the sale of Hormel Health Labs, LLC in the Foodservice segment in the fourth quarter of fiscal 2024. Adjusted performance measures exclude non-recurring impacts of the Company's Transform and Modernize initiative, loss on sale of business, and legal matters. See Appendix: Non-GAAP Measures to this press release for more information.
2Circana Total US MULO+; 13 weeks ending 1/26/2025; Nielsen, TTL US xAOC; Latest 12 weeks ending 1/26/25
3Circana Total US MULO+; Rolling 4 weeks ending 1/26/25
4Circana, Receipt Panel, Total Omnichannel; 13 weeks ending 1/26/25
5Internal data
6Shopper Loyalty Card Data, Circana, Latest 26 weeks ending 12/29/24

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands, except per share amounts
Unaudited

	Quarter Ended
	January 26, 2025	January 28, 2024
Net Sales	$2,988,813	$2,996,911
Cost of Products Sold	2,513,581	2,488,178
Gross Profit	475,232	508,733
Selling, General, and Administrative	263,013	240,386
Equity in Earnings of Affiliates	16,111	16,091
Operating Income	228,330	284,438
Interest and Investment Income	9,204	19,434
Interest Expense	19,462	18,326
Earnings Before Income Taxes	218,073	285,547
Provision for Income Taxes	47,543	66,818
Effective Tax Rate	21.8%	23.4%
Net Earnings	170,530	218,729
Less: Net Earnings (Loss) Attributable to Noncontrolling Interest	(45)	(134)
Net Earnings Attributable to Hormel Foods Corporation	$170,575	$218,863

Net Earnings Per Share
Basic	$0.31	$0.40
Diluted	$0.31	$0.40

Weighted-average Shares Outstanding
Basic	549,460	547,020
Diluted	549,854	547,920

Dividends Declared Per Share	$0.2900	$0.2825

HORMEL FOODS CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
In thousands
Unaudited

	January 26, 2025	October 27, 2024
Assets
Cash and Cash Equivalents	$840,398	$741,881
Short-term Marketable Securities	26,016	24,742
Accounts Receivable	767,804	817,908
Inventories	1,516,716	1,576,300
Taxes Receivable	50,747	50,380
Prepaid Expenses and Other Current Assets	64,386	35,265
Total Current Assets	3,266,068	3,246,476

Goodwill	4,916,874	4,923,487
Intangible Assets	1,727,655	1,732,705
Pension Assets	201,350	205,964
Investments in Affiliates	710,433	719,481
Other Assets	406,315	411,889
Net Property, Plant, and Equipment	2,174,789	2,194,728
Total Assets	$13,403,483	$13,434,729

Liabilities and Shareholders’ Investment
Accounts Payable & Accrued Expenses	$773,024	$801,984
Accrued Marketing Expenses	138,674	108,156
Employee-related Expenses	230,037	283,490
Interest and Dividends Payable	173,889	175,941
Taxes Payable	8,999	21,916
Current Maturities of Long-term Debt	7,187	7,813
Total Current Liabilities	1,331,810	1,399,299

Long-term Debt Less Current Maturities	2,850,206	2,850,944
Pension and Post-retirement Benefits	382,022	379,891
Deferred Income Taxes	594,788	589,366
Other Long-term Liabilities	206,216	211,219
Accumulated Other Comprehensive Loss	(271,263)	(263,331)
Other Shareholders’ Investment	8,309,705	8,267,342
Total Liabilities and Shareholders’ Investment	$13,403,483	$13,434,729

HORMEL FOODS CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
In thousands
Unaudited

	Quarter Ended
	January 26, 2025	January 28, 2024
Operating Activities
Net Earnings	$170,530	$218,729
Depreciation and Amortization	65,872	64,067
Decrease (Increase) in Working Capital	44,665	115,402
Other	28,139	5,783
Net Cash Provided by (Used in) Operating Activities	309,206	403,980

Investing Activities
Net Sale (Purchase) of Securities	(1,387)	(964)
Proceeds from Sale of Business	13,643	—
Purchases of Property, Plant, and Equipment	(72,167)	(47,210)
Proceeds from (Purchases of) Affiliates and Other Investments	(1,393)	—
Other	972	20
Net Cash Provided by (Used in) Investing Activities	(60,333)	(48,154)

Financing Activities
Repayments of Long-term Debt and Finance Leases	(2,202)	(2,249)
Dividends Paid on Common Stock	(154,980)	(150,294)
Other	14,120	19,178
Net Cash Provided by (Used in) Financing Activities	(143,063)	(133,365)
Effect of Exchange Rate Changes on Cash	(7,294)	4,218
Increase (Decrease) in Cash and Cash Equivalents	98,516	226,680
Cash and Cash Equivalents at Beginning of Year	741,881	736,532
Cash and Cash Equivalents at End of Period	$840,398	$963,212

HORMEL FOODS CORPORATION
SEGMENT DATA
In thousands
Unaudited

	Quarter Ended
	January 26, 2025	January 28, 2024	% Change
Volume (lbs.)
Retail	736,886	765,412	(3.7)
Foodservice	243,853	256,007	(4.7)
International	74,569	80,135	(6.9)
Total Volume (lbs.)	1,055,308	1,101,554	(4.2)

Net Sales
Retail	$1,890,133	$1,911,272	(1.1)
Foodservice	930,185	913,087	1.9
International	168,495	172,552	(2.4)
Total Net Sales	$2,988,813	$2,996,911	(0.3)

Segment Profit
Retail	$119,147	$149,505	(20.3)
Foodservice	138,826	150,164	(7.6)
International	20,845	20,031	4.1
Total Segment Profit	278,818	319,700	(12.8)
Net Unallocated Expense	60,700	34,020	78.4
Noncontrolling Interest	(45)	(134)	66.3
Earnings Before Income Taxes	$218,073	$285,547	(23.6)

APPENDIX: NON-GAAP MEASURES
This press release includes measures of financial performance that are not defined by U.S. generally accepted accounting principles (GAAP). The Company utilizes these non-GAAP measures to understand and evaluate operating performance on a consistent basis. These measures may also be used when making decisions regarding resource allocation and in determining incentive compensation. The Company believes these non-GAAP measures provide useful information to investors because they aid analysis and understanding of the Company’s results and business trends relative to past performance and the Company’s competitors. Non-GAAP measures are not intended to be a substitute for GAAP measures in analyzing financial performance. These non-GAAP measures are not calculated in accordance with GAAP and may be different from non-GAAP measures used by other companies.

Transform and Modernize (T&M) Initiative
In the fourth quarter of fiscal 2023, the Company announced a multi-year T&M initiative. In presenting non-GAAP measures, the Company adjusts for (i.e., excludes) expenses for this initiative that are non-recurring, comprised primarily of project-based external consulting fees and expenses related to supply chain and portfolio optimization (e.g., asset write-offs, severance, or relocation-related costs). The Company believes that non-recurring costs associated with the T&M initiative are not reflective of the Company’s ongoing operating cost structure; therefore, the Company is excluding these discrete costs. The Company does not adjust for (i.e., does not exclude) certain costs related to the T&M initiative that are expected to continue after the project ends, such as software license fees and internal employee expenses, because those costs are considered ongoing in nature as a component of normal operating costs. The Company also does not adjust for savings realized through the T&M initiative as these are considered ongoing in nature and reflective of expected ongoing operating performance.

Loss on Sale of Business
In the first quarter of fiscal 2025, the Company sold Mountain Prairie, LLC, a non-core sow operation, resulting in a loss on the sale. The Company believes the one-time detriment from the sale, including transaction costs, is not reflective of the Company’s ongoing operating cost structure, is not indicative of the Company’s core operating performance, and may not be meaningful when comparing the Company’s operating performance against that of prior periods. Thus, the Company adjusted for (i.e. excluded) the loss.

Legal Matters
From time to time, the Company incurs expenses related to discrete legal matters that the Company believes are not indicative of the Company’s core operating performance, do not reflect expected future operating costs, and may not be meaningful when comparing the Company’s operating performance against that of prior periods. The Company adjusts for (i.e., excludes) these expenses.

Litigation Settlements
In the first quarter of fiscal 2025, the Company entered into a settlement agreement with a plaintiff in a pending antitrust litigation.

Organic Volume and Organic Net Sales
The non-GAAP measures of organic volume and organic net sales are presented to provide investors with additional information to facilitate the comparison of past and present operations. Organic volume and organic net sales exclude the impact of the sale of Hormel Health Labs, LLC in the Foodservice segment in the fourth quarter of fiscal 2024.

The tables below show the calculations to reconcile from the GAAP measures to the non-GAAP measures presented in this press release. The tax impacts were calculated using the effective tax rate for the quarter in which the transactions occurred.

HORMEL FOODS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
Unaudited
	Quarter Ended
In thousands, except per share amounts	January 26, 2025	January 28, 2024
Cost of Products Sold (GAAP)	$2,513,581	$2,488,178
Transform and Modernize Initiative(1)	(186)	(1,598)
Adjusted Cost of Products Sold (Non-GAAP)	$2,513,395	$2,486,580

SG&A (GAAP)	$263,013	$240,386
Transform and Modernize Initiative(2)	(13,968)	(8,715)
Loss on Sale of Business	(11,324)	—
Litigation Settlements	(240)	—
Adjusted SG&A (Non-GAAP)	$237,481	$231,671

Operating Income (GAAP)	$228,330	$284,438
Transform and Modernize Initiative(1)(2)	14,155	10,313
Loss on Sale of Business	11,324	—
Litigation Settlements	240	—
Adjusted Operating Income (Non-GAAP)	$254,049	$294,751

Earnings Before Income Taxes (GAAP)	$218,073	$285,547
Transform and Modernize Initiative(1)(2)	14,155	10,313
Loss on Sale of Business	11,324	—
Litigation Settlements	240	—
Adjusted Earnings Before Income Taxes (Non-GAAP)	$243,791	295,859

Provision for Income Taxes (GAAP)	$47,543	$66,818
Transform and Modernize Initiative(1)(2)	3,086	2,413
Loss on Sale of Business	2,469	—
Litigation Settlements	52	—
Adjusted Provision for Income Taxes (Non-GAAP)	$53,149	$69,231

Net Earnings Attributable to Hormel Foods Corporation (GAAP)	$170,575	$218,863
Transform and Modernize Initiative(1)(2)	11,069	7,900
Loss on Sale of Business	8,855	—
Litigation Settlements	188	—
Adjusted Net Earnings Attributable to Hormel Foods Corporation (Non-GAAP)	$190,687	$226,763

HORMEL FOODS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
Unaudited
	Quarter Ended
In thousands, except per share amounts	January 26, 2025	January 28, 2024
Diluted Earnings Per Share (GAAP)	$0.31	$0.40
Transform and Modernize Initiative(1)(2)	0.02	0.01
Loss on Sale of Business	0.02	—
Litigation Settlements	—	—
Adjusted Diluted Earnings Per Share (Non-GAAP)	$0.35	$0.41

SG&A as a Percent of Net Sales (GAAP)	8.8%	8.0%
Transform and Modernize Initiative(2)	(0.5)	(0.3)
Loss on Sale of Business	(0.4)	—
Litigation Settlements	—	—
Adjusted SG&A as a Percent of Net Sales (Non-GAAP)	7.9%	7.7%

Operating Margin (GAAP)	7.6%	9.5%
Transform and Modernize Initiative(1)(2)	0.5	0.3
Loss on Sale of Business	0.4	—
Litigation Settlements	—	—
Adjusted Operating Margin (Non-GAAP)	8.5%	9.8%

(1)    Comprised primarily of asset write-offs and severance expenses related to supply chain and portfolio optimization.
(2)    Comprised primarily of project-based external consulting fees.

ORGANIC VOLUME AND ORGANIC NET SALES (NON-GAAP)

	Quarter Ended
	January 26, 2025	January 28, 2024
In thousands	GAAP	GAAP	Divestiture	Non-GAAP Organic	Non-GAAP % Change
Volume (lbs.)
Retail	736,886	765,412	—	765,412	(3.7)
Foodservice	243,853	256,007	(15,930)	240,077	1.6
International	74,569	80,135	—	80,135	(6.9)
Total Volume (lbs.)	1,055,308	1,101,554	(15,930)	1,085,624	(2.8)

Net Sales
Retail	$1,890,133	$1,911,272	$—	$1,911,272	(1.1)
Foodservice	930,185	913,087	(26,898)	886,189	5.0
International	168,495	172,552	—	172,552	(2.4)
Total Net Sales	$2,988,813	$2,996,911	$(26,898)	$2,970,013	0.6

Forward-looking GAAP to Non-GAAP Measures
Our fiscal 2025 outlook for adjusted operating income and diluted earnings per share are non-GAAP measures that exclude, or have otherwise been adjusted for, items impacting comparability, including estimated charges associated with the T&M initiative and the loss on sale of business. The Company’s strategic investments in the T&M initiative are expected to cease at the end of the investment period. The Company believes the one-time detriment from the sale, including transaction costs, is not reflective of the Company’s ongoing operating cost structure. These items are not expected to recur in the foreseeable future and are not considered representative of the Company’s underlying operating performance.

The tables below show the calculation to reconcile from the estimated fiscal 2025 GAAP measure to the estimated non-GAAP adjusted measure.

	Fiscal 2025 Outlook
In millions	Revised			Initial
Operating Income (GAAP)	$1,118	-	$1,212	$1,129	-	$1,223
Transform and Modernize Initiative	46	-	52	46	-	52
Loss on Sale of Business	11	-	11	—	-	—
Adjusted Operating Income (Non-GAAP)	$1,175	-	$1,275	$1,175	-	$1,275

	Fiscal 2025 Outlook
	Revised	Initial
Diluted Earnings per Share (GAAP)	$1.49 - $1.63	$1.51 - $1.65
Transform and Modernize Initiative	$0.07	$0.07
Loss on Sale of Business	$0.02	$0.00
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.58 - $1.72	$1.58 - $1.72